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                                                                 EXHIBIT 99.5

                              MAS Financial Corp.

1710 E. Division St.                                      Tel: (812) 479-7266
Evansville, IN 47711                                      Fax: (812) 479-7267
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                           Consulting Agreement

This agreement is entered into on this 28th day of April, 1998 by and between MAS Financial Corp. (hereinafter referred to as "MAS"), and Sloan Electronics, Inc., their heirs, designees or assignees, (hereinafter referred to as "Client"), and is made with reference to the following recitations:

Whereas, MAS has skills and expertise in the fields of business consulting, due diligence, mergers and acquisitions, and public and private offering structuring and transactions, and,

Whereas. Now, therefore, the parties hereto hereby agree and covenant as follows:

(1) MAS agrees to assist Client prepare and file a registration documents for a SB-2 registration with S.E.C. and with each State, where Client wishes to register stock for a public offering, and

(2) MAS agrees to provide Client consulting services from the date of this agreement to December 31, 1998.

(3) MAS is not rendering legal advise to Client. Each party is responsible for all of it's own professional, legal, accounting, Broker-Dealer, and consulting fees as they may apply to each party.

(4) Client agrees to pay MAS a total of $42,500 in cash and 100,000 common shares of Sloan Electronics, Inc. valued at $10,000 or $0.1 per common share. The 100,000 common shares of Sloan Electronics, Inc. shall be issued on the date of this agreement. Of the $42,500, $5,000 is payable when fund is available and the balance is due when the Client raised $125,000 or more additional capital.

(5) The parties shall at all times keep each other's information, sources, trade secrets, processes, and confidential information strictly confidential.

(6) This agreement shall be governed by the laws of the State of Indiana.
The parties agree to the jurisdiction of the Courts of the State of Indiana and the United States District Court for the Southern District of Indiana as the forums for the resolution of any legal disputes between the parties. Client agrees to pay court costs, attorney fees in a reasonable amount, and interest on any unpaid balances at the judgment rate then in effect in the State of Indiana should it become necessary for MAS to engage in legal action to recover any portion of the fees agreed in this agreement or any other fees from Client.

(7) This documents contains the entire agreement between the parties hereto. No oral or other representation or warranty has been given to Client by MAS, and this agreement controls over any and all oral representations made by any party to this transaction. This agreement may only be modified by a writing, signed by the parties.

(8) Each party agrees to execute all of the documents and do all of the things necessary to effectuate the purpose of this agreement, without delay or limitations.


Accepted and Agreed                     Accepted and Agreed:

/S/ Aaron Tsai                          /S/ Paul Sloan
_____________________________          	_______________________
MAS Financial Corp. 		                 	Sloan Electronics, Inc.
By: Mr. Aaron Tsai, President 	        	By: Mr. Paul Sloan

Mailing Address:
1710 E. Division St.                 			P.O. Box 35287
Evansville, IN 47711		                 	Sarasota, FL 34242